Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Announces Appointment of Andrew Hall to Board of Directors

HOUSTON, TX, March 31, 2008 - Stage Stores, Inc. (NYSE: SSI) today announced that Andrew Hall, who joined the Company in February 2006, and serves as its President and Chief Operating Officer, has been appointed to the Board of Directors.  Hall is filling the seat vacated by Michael McCreery, who retired from the Board on March 28, 2008.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “We are very pleased to welcome Andy to our Board of Directors.  Andy has been an important addition to our management team and has been instrumental in developing and implementing our strategic growth initiatives.  The combination of his leadership abilities, keen perspective, and broad knowledge of the retail industry will make Andy an outstanding addition to our Board.  At the same time, we want to thank Mike for his seven years of dedicated service to our shareholders and for his invaluable contributions to our Board.”

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 701 stores located in 35 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central and Southwestern states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

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